Exhibit 10.30C

Second Amendment to the License Agreement

     This Second Amendment to the License Agreement (the “Second Amendment”) is made and entered into as of August 20, 2004, by and between The University of Kansas Center for Research, Inc., a Kansas not-for-profit corporation (“Licensor”), and ProQuest Pharmaceuticals, Inc., a Kansas corporation (“Licensee”). Licensor and Licensee may be referred to herein as a “Party” or, collectively, as “Parties.”

Recitals

     Whereas, Licensor and Licensee entered into a License Agreement (the “Agreement”) effective April 2, 1999, wherein Licensor granted Licensee an exclusive license under certain proprietary cyclic peptide and prodrug technologies to develop, make, use and sell products; and

     Whereas, on April 26, 2002, the parties entered into a First Amendment to the License Agreement (the “First Amendment”), effective February 6, 2002, wherein the parties amended the terms and conditions of the Agreement (with the initial Agreement, as amended by the First Amendment, being referred to herein as the “Amended Agreement”); and

     Whereas, the Parties now desire to make certain additional amendments to the terms of the Amended Agreement to license an additional invention;

     Now, therefore, the Parties agree as follows:

1.	Amendment of the Amended Agreement

     The Parties hereby agree to amend the terms of the Amended Agreement as provided below, effective as of August 20, 2004. To the extent that the Amended Agreement is explicitly amended by this Second Amendment, the terms of the Second Amendment will control where the terms of the Amended Agreement are contrary to or conflict with the following provisions. Where the Amended Agreement is not explicitly amended, the terms of the Amended Agreement will remain in force. Capitalized terms used in this Second Amendment that are not otherwise defined herein shall have the same meanings as such terms are defined in the Amended Agreement.

     1.1 Amendment of Article 1 of the Amended Agreement

Paragraph 1.08 of the Amended Agreement is amended by adding the following second sub-paragraph to such Paragraph:

On June 11, 2002, Dr. Roger A. Rajewski and Dr. Michelle P. McIntosh submitted to KU and Licensor a certain invention disclosure questionnaire describing an invention referred to as “Delivery of a Sedative/Anti-Emetic Compound Via Inhalation (the “Inhalation Technology”). (The invention disclosure questionnaire and related draft patent application are attached hereto as Exhibits 1 and 2.) The term “Patent Rights” shall also include – in addition to any rights that would be otherwise treated as “Patent Rights” under Paragraph 1.08 – (i) the draft patent application and any revisions thereof filed on the Inhalation Technology (which patent application shall be treated as patents within the definition of “Existing Application”), (ii) any patents issued thereon, (iii) all patents and patent applications claiming (or which could claim) priority therefrom including all divisions, continuations, continuations-in-part, patents of addition, and substitutions of any of the foregoing, (iv) any corresponding foreign patent applications and patents, and (v) all registrations, reissues, reexaminations or extensions of any kind with respect to any of the foregoing.

               1.2 Amendment of Paragraph 3.01 of the Amended Agreement

Paragraph 3.01 of the Amended Agreement is hereby deleted and replaced in its entirety as follows:

3.01 As consideration for the license granted to Licensee by Licensor under this Agreement, Licensee shall pay to Licensor as royalties the following percentages of License Revenue derived by Licensee for each patent:

Patent or Application	Percentage of License Revenue
U.S. Patent No. 5,672,584 – Cyclic Prodrugs of Peptides and Peptide Nucleic Acids Having Improved Metabolic Stability and Cell Membrane Permeability	2.0%
U.S. Patent No. 6,204,257 – Water Soluble Prodrugs of Hindered Alcohols and Phenols (the “Alcohol and Phenol Patent”)	2.0%
U.S. Patent No. 6,451,776 – Water Soluble Prodrugs of Hindered Alcohols and Phenols (the “Alcohol and Phenol Patent II”)	2.0%

Patent or Application	Percentage of License Revenue
U.S. Patent No. 5,985,856 – Water Soluble Prodrugs of Secondary and Tertiary Amine Containing Drugs and Methods of Making Thereof (the “Secondary and Tertiary Amine Patent”)	2.0%
Any patent or patent application described in the second sub-paragraph of Paragraph 1.08 (i.e., the sub-paragraph dealing with the Inhalation Technology)	2.0%

     (i) No royalties shall be owed in connection with an individual patent listed above until a United States patent application is issued from the United States Patent and Trademark Office with respect to that patent. From the Effective Date until the issuance of any patent described in the second sub-paragraph of Paragraph 1.08, Licensee shall record and maintain complete and accurate records of License Revenue potentially allocable to the Existing Applications (i.e., the application(s) described in the second sub-paragraph of Paragraph 1.08). If any such Existing Application issues as a patent, then Licensee shall pay to Licensor such percentage of License Revenue allocable as above to each such issued patent as is or has been received by Licensee for the period beginning on the Effective Date and ending as set forth in subsection (ii) below.

     (ii) Subject to Paragraph 7.05, royalties due under this Paragraph 3.01 shall be payable on a country-by-country and Product-by-Product (as applicable) basis until the expiration, nullification, final judgment of invalidity or abandonment after exhaustion of all appeals of the last-to-expire, last-to-be nullified, last-to-be held invalid or last to be abandoned claim of an issued patent under the Patent Rights or under the Existing Applications in such country covering a Product or other applicable License Revenue.

     (iii) Notwithstanding the foregoing provisions of this Article 3, in no event shall the royalty payable with respect to License Revenue from a particular Product exceed 2.0%, regardless of the number of patents that cover such Product.

                   1.3 Amendment of Article 7 of the Amended Agreement

Article 7 of the Amended Agreement is hereby deleted and replaced in its entirety as follows:

Article 7 – Patent Prosecution and Maintenance.

7.01 Beginning August 20, 2004, Licensee – as between parties hereto – shall be responsible for the preparation, filing and prosecution of the Existing Applications (defined in Section 1.1 above) in the United States. Except as set forth in Section 7.05 below, (i) beginning August 20, 2004, Licensee shall diligently endeavor to prepare, file and prosecute the Existing Applications, (ii) Licensee shall be responsible for and shall pay all fees and expenses associated with such preparation, filing and prosecution of the Existing Applications in the United States (to the extent such fees and expenses are incurred after August 20, 2004), and (iii) Licensee shall be responsible for, and shall pay all fees and expenses associated with, the maintenance of (a) the Cyclic Peptide Patent, the Second and Tertiary Amine Patent, the Alcohol and Phenol Patent and the Alcohol and Phenol Patent II, and (b) all other Patents issuing from such Existing Applications.

7.02 Licensee shall have the right to prepare, file, prosecute and maintain, at its own expense, additional patent applications in the United States claming (or which could claim) priority from the Existing Applications.

7.03 (i) Beginning August 20, 2004, Licensee shall be solely responsible for the preparation, filing, prosecution and maintenance of patent applications under the Patent Rights in foreign countries designated by Licensee; and except as set forth in Section 7.05 below, (a) Licensee shall pay all fees and expenses associated with preparing, filing and prosecuting such applications (to the extent incurred after August 20, 2004), and (b) Licensee shall be responsible for all fees and expenses associated with the maintenance of Patents arising from such applications (to the extent incurred after August 20, 2004).

     (ii) Subject to Paragraph 7.05 below, Licensee shall reimburse Licensor for all reasonable costs and expenses incurred after the Amendment Effective Date and prior to August 20, 2004, and associated with the filing, prosecution and maintenance of Patent Rights in non-United States countries as were (a) agreed upon in writing by the parties, and (b) actually incurred by Licensor and not reimbursed by Third Parties. Licensee shall reimburse such amount within thirty (30) days of receipt from Licensor of an invoice itemization and documenting such costs and expenses.

     (iii) Upon completion of Licensee’s Phase I Financing, Licensee shall promptly reimburse Licensor for reasonable costs and expenses associated with the filing and prosecution of Patent Rights in non-United States countries as were:

(a) agreed upon in writing by the Parties or agreed upon in writing by ProQuest (as may be evidenced by Licensor’s receipt of invoice from patent counsel for expenses directed by ProQuest) and (b) actually incurred by Licensor and not reimbursed by Third Parties for the period beginning on the Effective Date and ending on the Amendment Effective Date. Attached is a true and correct statement that sets forth the amount of such costs and expenses (Exhibit 3). Licensee shall have the right to audit and verify the invoices and relevant documents that support such costs and expenses. Licensee shall reimburse Licensor for such filing and patent costs as set forth in this subsection (iii) in four (4) equal payments. The first such payment shall be due within sixty (60) days of the completion of Licensee’s Phase I Financing, and the subsequent three (3) payments shall be made, respectively, at four (4) month intervals thereafter.

7.04 Licensor and Licensee shall cooperate fully in (i) the preparation, filing, prosecution and maintenance of Patent Rights and of all Patents and Patent applications licensed to Licensee hereunder, and (ii) the execution of all papers and instruments required to apply for, prosecute and maintain Patent Rights in any country. Each party shall provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any Patent Rights. Licensee shall provide Licensor with copies of all relevant documents and shall solicit comments from Licensor regarding the prosecution of the patent applications under Patent Rights. Licensee shall provide Licensor sufficient time before the due date and filing thereof to review and comment on patent applications and all material correspondence to and from the U.S. Patent and Trademark Office and patent offices in foreign countries related to all Patent Rights governed by this Agreement. Licensee shall use all reasonable efforts to amend any such Patent applications to include claims reasonably requested by Licensor.

7.05 Pursuant to Paragraph 9.03, Licensee may terminate its obligations under Paragraph 7.01, 7.02 and 7.03 as to all Patent Rights or as to any jurisdiction or any part of the Patent Rights upon sixty (60) days prior written notification to Licensor of such termination. If Licensee so elects, then both the scope of the license grant in Article 2 and the payment obligations under Paragraphs 3.01, 7.01, 7.02 and 7.03 shall be narrowed accordingly. Nothing in this section shall relieve Licensee of (i) its obligations to reimburse Licensor for all expenses of any Patent Rights incurred by Licensor prior to the surrender by Licensee of such Patent Rights or (ii) any obligation hereunder to pay for expenses incurred by Licensee.

7.06 In the event Licensee elects not to pursue the Patent prosecution within its control of any Patent Rights, Licensee shall give Licensor sufficient notice to afford Licensor the opportunity to do so at Licensor’s cost, in which event Licensor will own such Patent Rights free and clear of any license to Licensee under this Agreement.

     1.4. Clarification of Effective Date.

Section 1.3 above adopts a new Article 7 that amends the Amended Agreement. New Sections 7.01 and 7.03 contain certain provisions that, by their terms, do not apply to periods prior to August 20, 2004. The parties acknowledge and agree that with respect to such provisions in new Section 7.01 and 7.03, periods prior to August 20, 2004 shall be governed by the provisions of the Amended Agreement, as it existed prior to the Second Amendment.

     1.5. Amendment of Paragraph 9.03 of the Amended Agreement.

Paragraph 9.03 of the Amended Agreement is hereby deleted and replaced in its entirety as follows:

9.03 In addition, Licensee will have the right to terminate this Agreement in its entirety, or as to either the Cyclic Peptide Patent, the Secondary and Tertiary Amine Patent, the Alcohol and Phenol Patent, the Alcohol and Phenol Patent II, or any patent described in the second sub-paragraph of Paragraph 1.08 above (relating to the Inhalation Technology), upon sixty (60) days prior written notice to Licensor. Upon a termination of this Agreement with respect to the Cyclic Peptide Patent, the Secondary and Tertiary Amine Patent, the Alcohol and Phenol Patent, the Alcohol and Phenol Patent II, or any patent described in the second sub-paragraph of 1.08 above (relating to the Inhalation Technology), the same shall thereafter cease to be within the definition of License for all purposes of this Agreement. Upon the termination of this Agreement with respect to any particular patent or application, the same, and all divisions, continuations, continuations-in-part, foreign counterparts, patents of addition, and substitutions of, and all patents issuing on, such patent or application, together with all registrations, reissues, reexaminations or extensions of any kind with respect to any of such patents, shall cease to be within the definition of Patent Rights for all purposes of this Agreement.

2.	Miscellaneous

2.1	Full Force and Effect. This Second Amendment amends the terms of the Amended Agreement and is deemed incorporated into, and governed by all other terms of, the Amended Agreement. The provisions of the Amended Agreement, as amended by this Second Amendment, remain in full force and effect.

2.2	Counterparts. This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     In Witness Whereof, the Parties have executed this Second Amendment in duplicate originals by their authorized officers and such Second Amendment is effective as of August 20, 2004.

The University of Kansas Center for Research, Inc.
By:	/s/ George S. Wilson
	Name:	George S. Wilson
	Title:	Assoc. Vice Provost for Research

ProQuest Pharmaceuticals, Inc.
By:	/s/ Osborne S. Wong
	Name:	Osborne S. Wong
	Title:	President